    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                               CYRIX CORPORATION
             (Exact name of Registrant as specified in its charter)

                   DELAWARE                                        75-2218250
         (State or other jurisdiction                (I.R.S. Employer Identification Number)
       of incorporation or organization)

                         2703 NORTH CENTRAL EXPRESSWAY
                            RICHARDSON, TEXAS 75080
                                 (214) 968-8387
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                GERALD D. ROGERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         2703 NORTH CENTRAL EXPRESSWAY
                            RICHARDSON, TEXAS 75080
                                 (214) 968-8387
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

             Copies of all communications, including all communications to the agent for service, should be sent to:
                                DEREK R. MCCLAIN
                             VINSON & ELKINS L.L.P.
                           3700 TRAMMELL CROW CENTER
                                2001 ROSS AVENUE
                              DALLAS, TEXAS 75201

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED            PROPOSED
 TITLE OF EACH CLASS OF SECURITIES TO         AMOUNT         MAXIMUM OFFERING   MAXIMUM AGGREGATE       AMOUNT OF
            BE REGISTERED                TO BE REGISTERED   PRICE PER NOTE (1)  OFFERING PRICE (1)   REGISTRATION FEE
5 1/2% Convertible Subordinated Notes
 due June 1, 2001                          $126,500,000            100%            $126,500,000         $43,620.69
Common Stock, par value $0.004 per
 share                                         (2)                 (2)                 (2)                 None

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Such indeterminate number of shares of Common Stock as shall be issuable upon conversion of the Notes being registered hereunder. No additional consideration will be received for the Common Stock and therefore no registration fee is required pursuant to Rule 457(i).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 22, 1996

PROSPECTUS
                                  $126,500,000

                               CYRIX CORPORATION

                     5 1/2% CONVERTIBLE SUBORDINATED NOTES
                                DUE JUNE 1, 2001

    This Prospectus relates to the offering for resale by the Selling Securityholders (the "Selling Securityholders") of up to an aggregate of $126,500,000 of 5 1/2% Convertible Subordinated Notes due June 1, 2001 (the "Notes") of Cyrix Corporation, a Delaware corporation ("Cyrix" or the "Company"), and the 3,182,385 shares of Common Stock, par value $.004 per share (the "Common Stock") that are issuable upon conversion of the Notes at the initial conversion rate of 25.1572 shares per U.S. $1,000 principal amount of Notes, subject to adjustment in certain events. The Notes offered hereby were originally offered by the Company in an underwritten private placement.

    The Notes will be convertible at any time on or after August 26, 1996 and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 25.1572 shares of Common Stock per $1,000 principal amount of Notes (equivalent to a conversion price of U.S. $39.75 per share), subject to adjustment under certain circumstances. The Company's Common Stock is quoted on the Nasdaq National Market. The last reported sale price of the Common Stock on August 20, 1996 was $14 3/16 per share. Interest on the Notes will be payable semiannually on June 1 and December 1 of each year, commencing on December 1, 1996.

    The Notes are not redeemable prior to June 1, 1999. Thereafter, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued interest. Upon a Change in Control (as defined herein), holders of Notes will have the right, subject to certain restrictions and conditions, to require the Company to purchase all or any portion of their Notes at the principal amount thereof plus accrued and unpaid interest.

    The Notes will be subordinate in right of payment to the extent set forth in the Indenture (as defined herein) to the prior payment of all Senior Indebtedness (as defined herein) of the Company. The principal amount of outstanding Senior Indebtedness was approximately $15.8 million at June 30, 1996.

    The Notes may be sold from time to time pursuant to this Prospectus by the Selling Securityholders. The Notes may be sold by the Selling Securityholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The distribution of the Notes is not subject to any underwriting agreement. The Company will receive no part of the proceeds of sales from the offering by the Selling Securityholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Securityholders will be borne by such Selling Securityholders. None of the securities offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

    SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE NOTES.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

            , 1996

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The reports, proxy statements and other information may also be obtained from the Web site that the Commission maintains at http:/www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated herein by reference:

        (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by the Annual Report on Form 10-K/A for the fiscal year ended December 31, 1995, filed May 20, 1996;

        (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

        (iii) The description of the Company's Common Stock contained in Item 1 of the Registration Statement on Form 8-A dated June 10, 1993, as amended by Form 8-A/A dated July 12, 1993 and Form 8-A/A dated July 14, 1993;

        (iv) Current Report on Form 8-K filed May 23, 1996;

        (v) Current Report on Form 8-K filed June 27, 1996; and

        (vi) Quarterly Report on From 10-Q for the quarter ended June 30, 1996.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Russell N. Fairbanks, Jr., Vice President, General Counsel and Secretary, at the Company's principal executive offices.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING AN INVESTMENT IN THE NOTES OFFERED HEREBY AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THIS SECTION.

MANUFACTURING RISKS

    Currently, all of the Company's microprocessors are manufactured by International Business Machine Corporation's Microelectronics Division ("IBM"). Any disruption in the supply of microprocessors from IBM would have a material adverse effect on the Company's business and results of operations. There are several material risks to which the Company is exposed by its reliance on IBM as its sole source of supply for its only product family. Among these risks are the possible unavailability of or delays in obtaining access to certain process technologies, the absence of controllable product delivery schedules, potential inability to achieve acceptable manufacturing yields and production costs and the possible breakdown in the parties' relationship. In addition, if a favorable result in pending litigation is appealed and reversed on appeal, IBM could be held not to have been licensed by Intel to act as a semiconductor foundry for the Company free of claims by Intel of patent infringement, which outcome could affect IBM's willingness or obligation to continue to manufacture microprocessor products for Cyrix. See "-- Litigation General; Microprocessor Litigation." While IBM has committed to manufacture and sell to Cyrix specified volumes of wafers of Cyrix-designed microprocessor products through December 31, 1999 (the "IBM Product Agreement") and to manufacture and sell to Cyrix through December 1997 supplemental volumes of wafers of Cyrix-designed microprocessors (the "IBM Foundry Agreement"), there is no assurance that delivered or contract volumes will be sufficient to allow the Company to penetrate larger original equipment manufacturer ("OEM") accounts, which require demonstrated capacity to deliver significant volumes. The IBM Product Agreement obligates the Company to pay for certain minimum quantities of microprocessor products regardless of whether the Company places orders for microprocessors in such quantities, and the IBM Foundry Agreement requires that the Company make rolling six-month forward purchase commitments for microprocessors to be manufactured and sold to the Company thereunder. These provisions could have a material adverse effect on the Company's business and results of operations if the Company found itself for any period of time without a microprocessor product that is competitive with the leading microprocessors offered by the Company's competitors.

    Manufacture of the Company's current generation 6x86-TM- microprocessors requires more advanced manufacturing processes than those required for the Company's previous products. SGS Microelectronics ("SGS"), the other party with which the Company has a manufacturing relationship, does not currently have the appropriate combination of sophisticated manufacturing equipment and advanced process technologies to manufacture the Company's 6x86 products with acceptable performance and cost. Until SGS becomes capable of manufacturing the Company's 6x86 processors with acceptable performance and cost, the Company will obtain most, if not all, of its microprocessors from IBM. As illustrated by the Company's experience with SGS, each time the Company introduces a new product to be manufactured using a new process technology there is a risk that problems will be encountered in manufacturing the product. There can be no assurance that third party manufacturers will consistently produce acceptable yields of products in 1996 and beyond.

    The Company currently uses 0.65 micron, five-level metal complementary metal-oxide semiconductor ("CMOS") processes for its 6x86 products. In the second half of fiscal 1996, the Company will seek to employ 0.5 micron, five-level metal CMOS processes for certain of its products to improve die size and product performance. The Company believes that its primary competitors, Intel Corporation

("Intel") and Advanced Micro Devices, Inc. ("AMD"), will use advanced 0.35 micron process technologies to manufacture microprocessors in 1996. Thus, Intel and AMD may employ more advanced manufacturing processes than are available to the Company from IBM and SGS in 1996, thereby potentially affording them improved product performance and decreased manufacturing costs as compared to the Company. See "-- Product Transitions; Dependence on Product Development" and "-- Market Dominance by Intel."

    The Company frequently engages in discussions with third parties concerning access to additional manufacturing capacity and advanced process technology, but there can be no assurance that it will be able to secure access to such additional capacity or process technology or to do so on terms the Company considers desirable. Reliance on any new third party manufacturer would entail the same risks as are described above relating to the Company's reliance on IBM and SGS.

PRODUCT TRANSITIONS; DEPENDENCE ON PRODUCT DEVELOPMENT

    The microprocessor business is characterized by short product cycles, intense price competition and rapid advances in product design and process technology resulting in rapidly occurring product obsolescence. Next generation microprocessor products are being introduced by the Company's competitors in increasingly compressed time frames, thereby decreasing the product life cycles of earlier generation microprocessors and placing additional pressure on microprocessor companies to design and commence manufacturing next generation products in a timely manner. The ability of the Company and its competitors to introduce new products embodying improved performance characteristics and competitive features and the emergence of new industry standards has rendered and will continue to render existing products obsolete and unmarketable. As a result, the Company must successfully develop and introduce on a timely basis price-competitive microprocessor products that embody new features, meet evolving industry standards and achieve levels of performance that are acceptable to the market in order to be competitive. The only microprocessor product the Company is currently producing for sale is its 6x86 microprocessor. If the Company is unable to develop and successfully market in a timely manner successor products with competitive performance, features and pricing, the Company's business and operating results will be materially and adversely affected.

    The industry's short product cycles also increase the risk that the Company will from time to time find itself with excessive amounts of inventory of products for which there is rapidly declining demand and significantly reduced average selling prices. For example, in the fourth quarter of 1995, average selling prices of 486DX2 microprocessors fell below the Company's cost to purchase such products, the demand for these products declined substantially compared to prior quarters and the Company wrote off substantially all of its 486 inventory, which exceeded $10 million. The requirement that the Company make rolling six-month forward purchase commitments for products purchased from IBM pursuant to the IBM Foundry Agreement heightens this risk. See "-- Manufacturing Risks."

PRODUCT DELAYS

    The Company has in the past experienced delays in introducing certain of its products. During 1995, the Company was not able to introduce and ramp production of products with performance competitive with the leading performance processors designed and manufactured by Intel. As a result, the Company's revenues and profits declined significantly compared to prior periods. There can be no assurance that the Company can successfully supply 6x86 products in adequate commercial volumes with performance and cost characteristics comparable to competitive products. There can be no assurance that the Company will not encounter design, manufacturing process, manufacturing capacity or other problems that could delay introduction of new products in the future. In addition, the development of new products by the Company may require designing around new or existing patents, resulting in lengthy delays or project cancellations. If the Company is unable, for these or other reasons, to develop and successfully market competitive products, in particular next generation microprocessor products, in a timely manner, the Company's business and operating results will be materially and adversely affected.

MARKET DOMINANCE BY INTEL

    Intel currently has a dominant microprocessor market share, dictates the performance standards required to compete in the microprocessor market and influences product life cycles through frequent product introductions, product enhancements and price competition. In addition to its dominant microprocessor market share, Intel is also beginning to dominate the entire personal computer platform. For example, Intel has obtained a dominant market share in sales of 64-bit or Pentium-class core logic chip sets and has emerged as one of the world's largest motherboard manufacturers. In fiscal 1995, Intel purchased an equity interest in Phoenix Technologies Ltd., one of the leading suppliers of BIOS (basic input/output system) software, which translates signals from the personal computer's operating system software to interface with the computer's hardware devices. Further, Intel manufactures personal computers, incorporating Intel microprocessors, chip sets, motherboards and other Intel-designed components, for resale by OEMs under such OEMs' names.

    Intel's developments in semiconductor design and manufacturing processes have allowed Intel to produce microprocessors that are smaller, faster and less expensive to manufacture. These microprocessor cost and performance advantages, coupled with Intel's financial strength, have enabled Intel to reduce prices on its microprocessors within a short period of time following their introduction. In addition, the Company believes that Intel has a strategy to maintain its dominant market position through aggressive investments in manufacturing capacity and research and development. According to reports filed by Intel with the Commission, Intel spent during 1995 an estimated $1.3 billion on research and development and $3.6 billion on property, plant and equipment, including manufacturing facilities. In addition, the Company believes that Intel is attempting to consolidate its dominant market position through an intensive advertising campaign designed to strengthen brand loyalty to Intel by the personal computer end-user. The Company does not have the financial resources to compete with Intel on such a large scale. As long as Intel remains in this dominant position, its product introduction schedule and pricing strategy may have a material adverse effect on the Company's business, operating results and financial condition.

COMPETITION AND MARKET ACCEPTANCE

    The markets for the Company's products are increasingly competitive. In order to compete effectively in the market for high performance IBM compatible microprocessors, the Company must develop and introduce on a timely basis competitive products that embody new technology, meet evolving industry standards and achieve levels of performance and price acceptable to the market. See "-- Product Transitions; Dependence on Product Development" and "-- Product Delays." In the recent past, Intel and other competitors have increased the frequency of product introductions and enhancements and have used price decreases to protect or improve their market share. The Company expects that Intel and other competitors will continue to improve the performance of their microprocessor products and use price decreases to protect or improve their market share. There can be no assurance that the Company will be able to successfully improve the performance of its microprocessors and its manufacturing costs at the rates required to remain competitive with the leading performance processors in the market or compete against price decreases, since Intel and several of the Company's other competitors have substantially greater financial, technical, manufacturing and marketing resources than the Company. In order to be competitive, the Company must have sufficiently low costs so that it can meet such price decreases and introduce products subject to less price competition; however, there can be no assurance that the Company can accomplish these goals and be price competitive.

    To compete with Intel at higher levels of integration as required by many personal computer OEMs and dealers, Cyrix is dependent upon the infrastructure of third-party designers and manufacturers of core logic chip sets, motherboards, BIOS software, and other components of personal computers. As Intel has become the dominant competitor in these segments of the personal computer industry (see "-- Market Dominance by Intel"), third-party designers and manufacturers of core logic chip sets, motherboards, BIOS software and other components to support microprocessors have lost market share to Intel, which owns the microprocessor designs and enjoys significantly greater financial, technical, manufacturing and marketing resources than such parties. Further, as Intel expanded its role in designing and setting standards for personal computer systems, many personal computer OEMs reduced their system development expenditures and now require processor technologies to be provided at various levels of integration. In order to compete with Intel and deliver the higher levels of integration required by many OEMs and dealers in 1996 and beyond, the Company intends to form closer relationships with third-party designers and manufacturers of core logic chip sets, motherboards, BIOS software and other components, expand its chip set and system design capabilities, and sell a portion of the Company's processors at higher levels of integration incorporated into modules, boards and systems, but there can be no assurance that the infrastructure which supports non-Intel personal computer platforms will be competitive with Intel or continue to support the Company's products.

    Other competitors in the IBM compatible microprocessor market include AMD, IBM, SGS and Texas Instruments Incorporated ("TI"). Under a technology exchange agreement and patent cross-license agreement between AMD and Intel, AMD has historically competed in the microprocessor market with products which use intellectual property developed by Intel. AMD recently acquired Nexgen, Inc., which has designed microprocessors which Nexgen claims were competitive with the leading performance processors in the market. In recent years, IBM, SGS and TI have entered the market using Cyrix's microprocessor designs. In addition, each of these companies is in the process of designing IBM compatible microprocessors. The Company may also face competition from manufacturers of processors that are not currently IBM compatible, such as manufacturers of IBM's, Motorola's and Apple's Power PC system processors. The Company believes that other semiconductor manufacturers may enter the market, resulting in even greater competition. Further, the rapid pace of technological change in the industry means that companies other than Cyrix could develop a design or process that radically advances microprocessor standards using a proprietary or patent-protected design or process.

    OEMs generally select processors for inclusion in their personal computer products based on the processors' price/performance characteristics and mix of features. In addition, OEMs consider the ability of microprocessor vendors to have access to advanced process technologies, introduce microprocessors competitive with the leading processors in the market in a timely manner, supply adequate volumes of processors which meet such vendors' performance requirements in a timely and reliable manner, and be price competitive. Even after a Cyrix product has been designed into an OEM's personal computer, a "design win," the Company still faces competition to keep its products in the OEM's design. Generally, an OEM can qualify a second source for any of the Company's products because SGS and IBM each have licenses to manufacture certain Cyrix-designed products. As the Company does not have exclusive rights to the products it designs, revenue and gross margin for such products could be reduced.

    To date, the Company has been unable to sell significant quantities of its microprocessors to most large OEMs such as Compaq, Hewlett Packard, Gateway 2000, Dell and Toshiba. During 1995 and the first quarter of 1996, AST Research Inc. accounted for approximately 11% and 1%, respectively, of Cyrix's sales. As the Company is currently transitioning its product offerings to higher performance 6x86 processors, the Company must obtain design wins for its 6x86 processors with current or new OEM customers. There can be no assurance that the Company will retain its current OEM customers during this product transition or thereafter. The loss of such customers, if not replaced by other OEM customers with similar sales volumes, could have a material adverse effect on the Company's results of operations.

    In order to obtain manufacturing capacity, the Company has had to grant its product rights to others, thereby creating additional competition, and may need to do so again in order to obtain new manufacturing relationships or expand its relationship with IBM or SGS.

INTELLECTUAL PROPERTY

    There are many patents held by Intel and other companies which relate to the design and manufacture of semiconductor components, including microprocessors, and computer systems. The Company is engaged in litigation with Intel regarding alleged infringement by the Company of Intel's patents (see "-- Litigation"), and from time to time has been notified that it may infringe the intellectual property rights of others. Currently, the Company is a licensee of a limited number of specified patents under an agreement with Intel and is not a licensee under any patent license agreement with any other party. If the Company is alleged to infringe one or more patents, it may seek a license to the patent. However, there can be no assurance that a license will be available or available on reasonable terms. In such event, the Company may be forced to litigate the matter. If litigation were to commence, a license is not available on reasonable terms or if any other third party is found to have a valid claim against the Company, it could have a material adverse effect on the Company.

LITIGATION

    GENERAL; MICROPROCESSOR LITIGATION

    The processor industry is characterized by litigation involving patent and infringement claims. Since March 1992, the Company and Intel have been engaged in litigation related to certain of the Company's microprocessor products. For a more complete discussion of the litigation with Intel, see Note 6 of the Notes to Consolidated Financial Statements in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which is incorporated herein by reference. While the Company has received favorable judgments and rulings in connection with such litigation, the Company believes that Intel has a strategy of protecting its market share by filing intellectual property lawsuits against its competitors, and that Intel may assert additional patent infringement claims against the Company even though the Company has prevailed in all of the remaining litigation with Intel referenced above. Potential additional Intel litigation would likely involve different patents with new combination or system claims. In addition, new patent applications are continually being filed, and pending United States patent applications are confidential until patents are issued. Thus, it is impossible to ascertain all potential patent infringement claims. The damages and legal and other expenses of any such litigation could materially and adversely affect the Company's future operating results. There could be no assurance as to the outcome of any such litigation, and an adverse decision could render the Company insolvent or severely impair the Company's future business prospects.

    STOCKHOLDERS CLASS ACTION

    In December 1994, eleven class actions were filed in the United States District Court for the Northern District of Texas, purportedly on behalf of purchasers of the Company's Common Stock, alleging that the Company and various of its officers and directors violated sections of the Exchange Act and Rule 10b-5 promulgated thereunder, by issuing false and misleading statements concerning the introduction and production of the Company's Cx486DX2 40/80 MHZ microprocessors. The complaints also allege that the conduct of the Company and certain of its officers and directors constituted fraud and negligent misrepresentation and that certain of such officers and directors sold shares of Common Stock while in possession of material undisclosed information.

    In June 1995, all of the actions were consolidated into one complaint in the federal district court in Dallas, Texas. The Company moved to dismiss the consolidated amended class action complaint in July 1995. On August 20, 1996, the Honorable A. Joe Fish, United States District Judge for the Northern District of Texas, Dallas Division, entered a Memorandum Order dismissing plaintiffs' complaint in this action. Judge Fish concluded that plaintiffs had not met the heightened requirements of Federal Rule of Civil Procedure 9(b) for pleading fraud-based federal securities law claims, and therefore plaintiffs' complaint should be dismissed. Judge Fish, however, dismissed plaintiffs' complaint without prejudice, and permitted plaintiffs leave to amend their complaint to cure its deficiencies, if they are able to do so. Judge Fish further required that plaintiffs file any such amendment by September 10, 1996. The ultimate outcome of the stockholders class action cannot presently be determined. A decision adverse to the Company in this matter could have a material adverse effect on the Company, its financial condition, its results of operations and its future prospects.

INTERNATIONAL OPERATIONS

    International sales represent a significant portion of the Company's net product sales. Further, many of the motherboards, chip sets and other components required to manufacture personal computers are manufactured outside of the United States. If air transportation between the United States and the Company's overseas suppliers or customers were disrupted, or shortages in the various essential materials were to occur due to foreign political or economic factors, there could be a material adverse effect on the Company's operations.

THE SEMICONDUCTOR AND PERSONAL COMPUTER INDUSTRIES

    The semiconductor industry has historically been characterized by wide fluctuations in product supply and demand. A reduced rate of growth in the demand for microprocessors could adversely affect the market for the Company's products. From time to time, the personal computer and semiconductor industries have also experienced significant downturns, often in connection with, or in anticipation of, declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity and subsequent accelerated erosion of average selling prices. The Company's business could be materially and adversely affected by industry-wide fluctuations in the future.

    More recently, the personal computer industry has been consolidating as the larger, more established manufacturers have become more price aggressive and have been gaining market share at the expense of other domestic and international manufacturers. The majority of Cyrix's customer base consists of smaller personal computer manufacturers. The continued market share gains of the larger manufacturers could have the effect of reducing demand for the Company's products and may adversely affect its operating results.

DEPENDENCE ON KEY EMPLOYEES

    The Company's development, management of its growth and other activities depend on the efforts of key management and technical employees, as well as its directors. Competition to attract and retain such persons is intense. To attract and retain well-qualified employees, the Company uses incentives such as competitive compensation, stock options, an employee stock purchase plan and a profit sharing plan. The Company's future success is also dependent upon its ability to effectively attract, retain, train, motivate and manage its employees, including its key management and technical personnel. The Company from time to time experiences difficulty in meeting its internal hiring targets with respect to technical personnel, and there can be no assurance that the Company will continue to be able to attract and retain key management and technical personnel in the future. Failure to do so could have a material adverse effect on the Company's business and operating results. The Company's future success is also dependent upon its ability to effectively attract, retain and motivate qualified persons to serve as directors, and there can be no assurance that the Company will be able to do so.

ABSENCE OF TRADING MARKET; TRANSFER RESTRICTIONS

    There is no existing trading market for the Notes and there can be no assurance as to the liquidity of any such market that may develop, the ability of the holders of Notes to sell such securities, the price at which the holders of Notes would be able to sell such securities or whether a trading market, if it develops, will continue. If such a market were to exist, the Notes could trade at prices higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the market for similar securities and the operating results of the Company. Each purchaser of Notes offered hereby in making its purchase will be deemed to have made certain acknowledgments, representations and agreements. Transfers of Notes and Common Stock issuable upon conversion of the Notes are subject to certain restrictions.

QUARTERLY FLUCTUATIONS; STOCK PRICE VOLATILITY

    The Company anticipates that its quarterly operating results will fluctuate as a result of the number and timing of new product introductions, product shipments, product returns, marketing expenditures, research and development expenditures and promotional programs. The trading price of the Common Stock has been and may continue to be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements concerning new products, strategic relationships or technological innovations by the Company or its competitors, general conditions in the computer industry and other events or facts. In recent years the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of the Common Stock.

FACTORS INHIBITING TAKEOVER

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which imposes certain restrictions on the ability of a third party to effect an unsolicited change in control of the Company. In addition, the Company's Restated Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors and includes provisions which authorize the Board of Directors to establish the designations, preferences, rights and powers of series of preferred stock without any vote by the stockholders. The establishment of any such series and issuance of shares of such series may have the effect of delaying or preventing changes in control or management of the Company. These restrictions could adversely affect the market price of the Company's Common Stock.

                              RECENT DEVELOPMENTS

    In the first quarter of fiscal 1996, the Company began to receive volume production of its 6x86 microprocessors which provide system-level performance competitive with Intel's Pentium microprocessors. Competitive pressures resulted in lower than anticipated unit sales and significant declines in average selling prices of the Company's 6x86 microprocessors during the second quarter of fiscal 1996. The Company reported revenues of $27.1 million and a net loss of $16.4 million for the quarter ended June 30, 1996, compared with revenues of $50.2 million and net income of $7.5 million for the second quarter of fiscal 1995. The Company began selling computer systems during the second quarter of 1996; revenue from the sale of computer systems accounted for less than 10% of the Company's net product sales for the quarter ended June 30, 1996. For additional information regarding operating results, financial condition and factors affecting the results of future periods, see the information incorporated by reference herein and the risk factors included in this document.

                            SELLING SECURITYHOLDERS

    The following table sets forth the name of each Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each Selling Securityholder as of August 21, 1996 (assuming no Notes have been sold under this Prospectus as of such date), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of August 21, 1996 and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.

                                                           PRINCIPAL AMOUNT    COMMON STOCK      COMMON STOCK
                                        PRINCIPAL AMOUNT   OF NOTES OFFERED   OWNED PRIOR TO    OFFERED HEREBY
NAME OF SELLING SECURITYHOLDER           OF NOTES OWNED         HEREBY         OFFERING (1)           (2)
- --------------------------------------  -----------------  ----------------  ----------------  -----------------
Convertible Holdings, Inc.............   $     2,000,000   $      2,000,000         50,314              50,314
Republic New York Securities..........           876,000            876,000         22,037              22,037
Wagner Stott Clearing Corp............           435,000            435,000         10,943              10,943
Wagner Stott Clearing Corp............           289,000            289,000          7,270               7,270
                                        -----------------  ----------------  ----------------  -----------------
SUBTOTAL..............................         3,600,000          3,600,000         90,564              90,564
                                        -----------------  ----------------  ----------------  -----------------
Unnamed holders of Notes or any future
 transferees, pledgees, donees or
 successors of or from any such
 unnamed holder (3)...................       122,900,000        122,900,000      3,091,819(4)        3,091,819
                                        -----------------  ----------------  ----------------  -----------------
    TOTAL.............................   $   126,500,000   $    126,500,000      3,182,385           3,182,385
                                        -----------------  ----------------  ----------------  -----------------
                                        -----------------  ----------------  ----------------  -----------------

- ------------------------
(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Rate (as defined herein) and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion rate and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which this Prospectus forms a part. The Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) No such holder may offer Notes pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Securityholder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(4) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

    Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes they presently hold, no estimate can be given as to the amount of the Notes that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

    Only Selling Securityholders identified above who beneficially own the Notes set forth opposite each such Selling Securityholder's name in the foregoing table on the effective date of the Registration Statement of which this Prospectus forms a part may sell such Notes pursuant to the Registration Statement. The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.

    The Company will pay the expenses of registering the Notes being sold hereunder.

                              DESCRIPTION OF NOTES

    The Notes are issued under an Indenture, dated as of May 28, 1996 (the "Indenture"), between the Company and Bank of Montreal Trust Company, as Trustee (the "Trustee"), copies of which will be available for inspection at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference (the Notes and various terms relating to the Notes being referred to in the Indenture as "Securities"). References in this section to the "Company" are solely to Cyrix Corporation and not its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein of certain terms. Section references below are to Sections of the Indenture.

GENERAL

    The Notes are unsecured subordinated obligations of the Company, are limited to U.S.$110,000,000 aggregate principal amount (plus an additional U.S. $16,500,000 aggregate principal amount to cover over-allotments) and will mature on June 1, 2001 and be payable at a price of 100% of the principal amount thereof. The Notes will bear interest at the rate per annum shown on the front cover of this Prospectus from May 28, 1996, payable semiannually on June 1 and December 1 of each year, commencing on December 1, 1996. Interest payable per $1,000 principal amount of Notes for the period from May 28, 1996 to December 1, 1996 will be U.S.$27.9583. (SectionSection 3.1 and 3.7)

    The Notes will be convertible into Common Stock initially at the conversion rate stated on the cover page hereof, subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights," at any time on or after the 90th day following the last original issue date of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased. (Section 12.1)

    The Notes are redeemable at the option of the Company, on or after June 1, 1999, in whole or in part, at the redemption prices set forth below under "-- Redemption," plus accrued interest to the redemption date. (Section 2.2)

FORM AND DENOMINATION

    Regulation S Notes will initially be represented by one or more global Notes in fully registered form (collectively, the "Regulation S Global Note") without interest coupons registered in the name of a nominee of The Depository Trust Company ("DTC") and deposited with the Trustee, for the accounts of Cedel Bank, Societe Anonyme ("CEDEL") and for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of Euroclear, on the date of payment for and delivery of such Notes (the "Settlement Date"), which occurred on May 28, 1996. Upon deposit of the Regulation S Global Note, CEDEL or Euroclear, as appropriate, credited each subscriber with a principal amount of Notes equal to the principal amount thereof for which it had subscribed and paid. Until the 40th day (such date, the "Exchange Date") after the later of the commencement of the offering of the Notes and the last original issue date of the Notes (such period, the "Restricted Period"), beneficial interests in the Regulation S Global Note were held only through Euroclear or CEDEL, unless delivery was made through the Restricted Global Note (as defined) in accordance with the certification requirements described below.

    Rule 144A Notes initially were represented by one or more global Notes in fully registered form without interest coupons (collectively, the "Restricted Global Note" and, together with the Regulation S Global Note, the "Registered Global Notes"). Rule 144A Notes are issued in minimum denominations of $1,000 and integral multiples thereof. The Restricted Global Note was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. Beneficial interests in the Restricted Global Note may not be exchanged for beneficial interests in the Regulation S Global

Note at any time except in the limited circumstances described below. See "-- Transfer, Exchange and Withdrawal Exchanges between the Regulation S Global Note and the Restricted Global Note." (Articles Two and Three)

    Owners of beneficial interests in any Registered Global Note will hold such interests pursuant to the procedures and practices of DTC and must exercise any rights in respect of their interests (including any right to convert, exchange or require repurchase of their interests) in accordance with those procedures and practices. Such beneficial owners will not be Holders, and will not be entitled to any rights under any Note or the Indenture, with respect to any Registered Global Note, and the Company and the Trustee, and any of their respective agents, may treat DTC as the Holder and owner of any Registered Global Note. See "-- Depository Procedures with Respect to Registered Global Notes."

    Except as set forth below, the Registered Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Registered Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Transfer, Exchange and Withdrawal -- Exchange of Interests in Registered Global Notes for Registered Certificated Notes." The Notes are not issuable in bearer form.

    Rule 144A Notes (including beneficial interests in the Restricted Global
Note) will be subject to certain restrictions on transfer and bear a restrictive legend. The Regulation S Global Note will be subject to restrictions on resale and bears a legend regarding those restrictions, as provided in the Indenture. In addition, transfer of beneficial interests in the Registered Global Notes will be subject to the applicable rules and procedures of DTC and its Participants or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

    For a description of the depository procedures with respect to the Registered Global Notes, see "-- Depository Procedures with Respect to Registered Global Notes."

CONVERSION RIGHTS

    The Holder of any Note will have the right, at the Holder's option, to convert any portion of the principal amount of any Note that is an integral multiple of $1,000 into shares of Common Stock at any time on or after the 90th day following the last original issue date of the Notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion rate of 25.1572 shares of Common Stock per $1,000 principal amount of Notes (the "Conversion Rate") (equivalent to a conversion price of $39.75 per share of Common Stock), subject to adjustment as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the Redemption Date for such Note or the Repurchase Date, as the case may be. (Section 12.1)

    The right of conversion attaching to any Note may be exercised by the Holder by delivering the Note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion. Such notice of conversion can be obtained at the office of the Trustee at its Corporate Trust Offices in New York City. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the Trustee to the Conversion Agent for delivery to the Holder. Such shares of Common Stock issuable upon conversion of the Notes, in accordance with the provisions of the Indenture, will be fully paid and nonassessable and will rank PARI PASSU with the other shares of Common Stock of the Company outstanding from time to time. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes (or portions thereof) called for redemption on a Redemption

Date or repurchaseable on a Repurchase Date occurring, in either case, within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. The interest payable on such Interest Payment Date with respect to any Note (or portion thereof, if applicable) which has been called for redemption on a Redemption Date, or is repurchaseable on a Repurchase Date, occurring, in either case, during the period referred to in the parenthetical in the immediately preceding sentence, which Note (or portion thereof, if applicable) is surrendered for conversion during such period, shall be paid to the Holder of such Note being converted in an amount equal to the interest that would have been payable on such Note if such Note had been converted as of the close of business on such Interest Payment Date. The interest payable on such Interest Payment Date in respect of any Note (or portion thereof, as the case may be) which has not been called for redemption on a Redemption Date, or is not eligible for repurchase on a Repurchase Date, occurring, in either case, during such period, which Note (or portion thereof, as the case may be) is surrendered for conversion during such period, shall be paid to the Holder of such Note as of such Regular Record Date. Interest payable in respect of any Note surrendered for conversion on or after an Interest Payment Date shall be paid to the Holder of such Note as of the next preceding Regular Record Date, notwithstanding the exercise of the right of conversion. As a result of the foregoing provisions, except as provided above, Holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a Redemption Date or repurchaseable on a Repurchase Date between a Regular Record Date and the Interest Payment Date to which it relates, as provided above). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time or date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the market bid price of Common Stock at the close of business on the day of conversion. (SectionSection 2.2, 3.7, 12.2 and 12.3)

    A Holder delivering a Note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the Holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the Holder have been paid. (Section 2.8)

    The Conversion Rate is subject to adjustment in certain events, including, without duplication: (a) dividends (and other distributions) payable in Common Stock, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then Current Market Price of such Common Stock (determined as provided in the Indenture) as of the record date for shareholders entitled to receive such rights, options or warrants, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and in mergers and consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) any cash and the fair market value of other consideration payable in respect of any tender offer (including the type described in (f) below) by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds

10% of the Company's market capitalization (being the product of the Current Market Price per share of the Common Stock on the record date for such distribution times the number of shares of Common Stock outstanding) on such date, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) any cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of the Company's market capitalization on the expiration of such tender offer. The Company reserves the right to make such reductions in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. (Section 12.4) The Company will compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice by mail to Holders of the Registered Notes of any adjustments. (Section 12.5)

    In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the Holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible). (Section 12.11)

    If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States federal income tax purposes (E.G., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to Holders of Notes.

SUBORDINATION

    The payment of the principal of, premium, if any, and interest on the Notes (including any Liquidated Damages (as defined) and any amounts payable upon the redemption or the repurchase of the Notes permitted by the Indenture) will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of the principal of, premium, if any, interest and other amounts in respect of all Senior Indebtedness of the Company. The principal amount of outstanding Senior Indebtedness was approximately $15.8 million at June 30, 1996. A substantial portion of the Company's Senior Indebtedness is secured by a lien on substantially all the Company's assets, including a lien on all or a portion of the outstanding shares of capital stock of certain of the Company's subsidiaries.

    "Senior Indebtedness" is defined in the Indenture to mean: the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed: (a) indebtedness of the Company evidenced by credit or loan agreements, notes, bonds, debentures, or other written obligations, (b) all obligations of the Company for money borrowed, (c) all obligations of the Company evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (d) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases for capital equipment, whether or not capitalized, including, without limitation, obligations of the Company under the Master Lease Finance Agreement, dated March 31, 1992, between the Company and BancBoston Leasing, Inc., (e) obligations of the Company under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts, or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency exchange rates or commodity prices, (f) all reimbursement obligations of the Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company, (g) all obligations of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (h) all obligations of the type referred to in clauses (a) through
(g) above of another Person and all dividends of another Person, the payment of which, in either case, the Company has assumed or guaranteed, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on property of the Company, and (i) renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (h) of this paragraph; provided, however, that Senior Indebtedness shall not include the Securities or any such indebtedness or obligation if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which it is issued) provides that such indebtedness or obligation is not superior in right of payment to the Securities.

    No payment on account of principal of, premium, if any, or interest on the Notes (including any Liquidated Damages (as defined) and any amounts payable upon the redemption or the repurchase of the Notes permitted by the Indenture) may be made by the Company if there is a default in the payment of principal, premium, if any, or interest (including a default under any repurchase or redemption obligation) or other amounts with respect to any Senior Indebtedness or if any other event of default with respect to any Senior Indebtedness, permitting the holders thereof to accelerate the maturity thereof, shall have occurred and shall not have been cured or waived or shall not have ceased to exist after written notice to the Company and the Trustee by any holder of Senior Indebtedness. Upon any acceleration of the principal due on the Notes or payment or distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings of the Company, all principal, premium, if any, and interest or other amounts due on all Senior Indebtedness must be paid in full before the Holders of the Notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders of the Notes, and such subordination may result in a reduction or elimination of payments to the Holders of the Notes. (Section 13.3)

    In addition, the Notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, as any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of June 30, 1996, there was outstanding approximately $1.4 million of indebtedness of subsidiaries of the Company (excluding intercompany indebtedness); this amount has been guaranteed by the Company and is included in the principal amount of the Company's outstanding Senior Indebtedness at June 30, 1996, as set forth above.

    The Indenture does not limit the Company's or its subsidiaries' ability to incur Senior Indebtedness or any other indebtedness.

REDEMPTION

    The Notes may not be redeemed at the option of the Company prior to June 1, 1999. On and after June 1, 1999, the Notes may be redeemed, in whole or in part, at the option of the Company, at the redemption prices specified below, upon not less than 30 nor more than 60 days' prior notice as provided under "-- Notices" below.

    The redemption price (expressed as a percentage of principal amount) is as follows for the 12-month periods beginning on June 1 of the following years:

                                                               REDEMPTION
YEAR                                                              PRICE
- -------------------------------------------------------------  -----------
1999.........................................................     102.200
2000.........................................................     101.100

and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption. (SectionSection 2.2, 11.1, 11.5, 11.7)

    No sinking fund is provided for the Notes.

PAYMENT AND CONVERSION

    The principal of Notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, by dollar check drawn on, or by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of U.S. $2,000,000) maintained by the Holder with, a bank in New York City. Payment of any installment of interest on Notes will be made to the Person in whose name such Notes (or any predecessor Note) is registered at the close of business on the May 15 or the November 15 (whether or not a Business Day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date"). Payments of such interest will be made by a dollar check drawn on a bank in New York City mailed to the Holder at such Holder's registered address or, upon application by the Holder thereof to the Trustee not later than the applicable Regular Record Date, by transfer to a dollar account (such transfer to be made only to Holders of an aggregate principal amount of Notes in excess of U.S $2,000,000) maintained by the Holder with a bank in New York City. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date. (Section 2.2)

    Payments in respect of the principal of (and premium, if any) and interest on any Registered Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Registered Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Registered Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Registered Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

    Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close; provided, however, that a day on which banking institutions in New York, New York or London, England are authorized or obligated by law or executive order to close shall not be a Business Day for certain purposes. (Section 1.1 and 2.2)

    Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights." (Section 2.2 and 12.2)

    The Company has initially appointed the Trustee as Paying Agent and Conversion Agent. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "-- Notices" below. (Section 10.2)

    All moneys deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to the Company, and the Holder of such Note will thereafter look only to the Company for payment thereof. (Section 10.3)

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

    If a Change in Control (as defined) occurs, each Holder of Notes shall have the right, at the Holder's option, to require the Company to repurchase all of such Holder's Notes not theretofore called for redemption, or any portion of the principal amount thereof, that is $5,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined), at a price equal to 100% of the principal amount of the Notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price"). (Section 14.1)

    The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing bid prices of the Common Stock for the five trading days immediately preceding the second day prior to the Repurchase Date; provided that payment may not be made in Common Stock unless the Company satisfies certain conditions with respect to such payment prior to the Repurchase Date as provided in the Indenture. (SectionSection 14.1 and 14.2)

    Within 30 days after the occurrence of a Change in Control, the Company is obligated to give to all Holders of the Notes notice, as provided in the Indenture (the "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company must also deliver a copy of the Company Notice to the Trustee. To exercise the repurchase right, a Holder of Notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the Trustee of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised. (Section 14.3)

    A "Change in Control" shall be deemed to have occurred at such time after the original issuance of the Notes as there shall occur:

        (i) the acquisition by any Person (including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors, other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company; or

        (ii) any consolidation or merger of the Company with or into, any other Person, any merger of another Person into the Company, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company and (y) pursuant to which the holders of the Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

provided, however, that a Change in Control shall not be deemed to have occurred if the closing bid price per share of the Common Stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or the period of 10 consecutive trading days ending immediately before the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the Conversion Price of the Notes in effect on each such trading day. The "Conversion Price" is equal to $1,000 divided by the Conversion Rate. "Beneficial Owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, as in effect on the date of execution of the Indenture. "Person" includes any syndicate or group which would be deemed to be a "person" under section 13(d)(3) of the Exchange Act. (Section 14.4)

    Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to Holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

    The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by the Company may, to the extent permitted by applicable law and subject to restrictions contained in the Underwriting Agreement, be re-issued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid may not be re-issued or resold and will be canceled promptly.

    The foregoing provisions would not necessarily afford Holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY

    The Company may not consolidate with or merge into any other Person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer, sell or lease such Person's properties and assets substantially as an entirety to the Company unless (a) the Person formed by such consolidation or into or with which the Company is merged or the Person to which the properties and assets of the Company are so conveyed, transferred, sold or leased shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if other than the Company, shall expressly assume the payment of the principal of, premium, if any, and interest on the Notes and the performance of the other covenants of the Company under the Indenture, and (b) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (Section 7.1)

EVENTS OF DEFAULT

    The following will be Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the Notes and the Indenture; (b) failure to pay any interest (including any Liquidated Damages) on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Notes and the Indenture; (c) failure to provide a Company Notice in the event of a Change in Control, whether or not such notice is prohibited by the subordination provisions of the Notes and the Indenture; (d) failure to perform any other covenant of the Company in the Indenture, continuing for 60 days (plus an additional 60 days in the case of defaults subject to cure, provided the Company commences such cure within the initial 60 days and is diligently pursuing such cure) after written notice as provided in the Indenture; (e) default in respect of any indebtedness for money borrowed by the Company that results in acceleration of the maturity of an amount in excess of $10,000,000 of indebtedness if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; and (f) certain events of bankruptcy, insolvency or reorganization. (Section 5.1) Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 6.3) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 5.12)

    If an Event of Default shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may, subject to the subordination provisions of the Indenture, accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 5.2) For information as to waiver of defaults, see "-- Meetings, Modification and Waiver."

    No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 5.7) However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note or of the right to convert such Note in accordance with the Indenture. (Section 5.8)

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 10.9)

MEETINGS, MODIFICATION AND WAIVER

    The Indenture contains provision for convening meetings of the Holders of Notes to consider matters affecting their interests. (Article Nine)

    Certain limited modifications of the Indenture may be made without the necessity of obtaining the consent of the Holders of the Notes. Other modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a resolution, at a meeting of Holders of the Notes at which a quorum is present, by the Holders of at least 66 2/3% in aggregate principal amount of the Notes represented at such meeting. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount of, or the premium, if any, or interest on, any Note, (c) reduce the amount payable upon a redemption or mandatory repurchase,
(d) modify the provisions with respect to the repurchase right of the Holders in a manner adverse to the Holders, (e) change the place or currency of payment of principal of, premium, if any, or interest on, any Note (including any payment of Liquidated Damages or of the Repurchase Price in respect of such Note), (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (g) modify the obligation of the Company to maintain an office or agency in New York City, (h) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, adversely affect the right of Holders to convert any of the Notes or to require the Company to repurchase any Note other than as provided in the Indenture, (i) modify the subordination provisions in a manner adverse to the Holders of the Notes, (j) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (k) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (l) reduce the percentage in aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of Notes at which a resolution is adopted, or (m) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws (SectionSection 8.2 and 5.13). The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount. (Section 9.4)

    The Holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture by written consent or by the adoption of a resolution at a meeting. (Section 10.13) The Holders of a majority in aggregate principal amount of the Outstanding Notes also may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest, by written consent. (Section 5.13)

TRANSFER, EXCHANGE AND WITHDRAWAL

    At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, any Registered Note will be exchangeable at any time into an equal aggregate principal amount of Registered Notes of different authorized denominations provided that any applicable transfer restrictions are satisfied. (Section 3.5)

    Registered Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of any transfer agent or at the office of the security registrar, without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the Indenture. Any registration of transfer or exchange will be effected upon the transfer agent or the security registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request, and subject to such reasonable regulations as the Company may from time to time agree upon with the transfer agents and the security registrar, all as described in the Indenture. Subject to the applicable transfer restrictions, Registered Notes may be transferred in whole or in part in authorized denominations. (Section 3.5)

    The Company has initially appointed the Trustee as security registrar and transfer agent, acting through its Corporate Trust Office in New York City. The Company reserves the right to vary or terminate the appointment of the security registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any security registrar or any transfer agent acts. (SectionSection 3.5 and 10.2)

    In the event of a redemption of the Notes for any of the reasons set forth below under "-- Redemption," the Company will not be required (a) to register the transfer or exchange of Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer of or exchange any Registered Note, or portion thereof, called for redemption. (Section 2.2)

    EXCHANGE OF INTERESTS IN REGISTERED GLOBAL NOTES FOR REGISTERED CERTIFICATED NOTES. As long as DTC, or its nominee, is the registered Holder of a Registered Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Registered Global Note for all purposes under the Indenture and the Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as depository for a Registered Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default has occurred and is continuing with respect to a Registered Global Note, owners of beneficial interests in a Registered Global Note will not be entitled to have any portions of such Registered Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Registered Global Note (or any Notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Registered Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the Indenture referred to herein). In the event that owners of beneficial interests in a Registered Global Note become entitled to receive Registered Notes in certificated form, such Notes will be issued only as Registered Notes in certificated form in denominations of U.S.$1,000 and integral multiples thereof.

    EXCHANGE OF REGISTERED CERTIFICATED NOTES FOR INTERESTS IN REGISTERED GLOBAL NOTES. Regulation D Notes, which initially were issued in certificated (i.e., non-global) form, may not be exchanged for beneficial interests in any Registered Global Note unless such exchange occurs in connection with or following a transfer of such Regulation D Notes and, in the case of initial purchasers thereof, the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes as set forth in Appendix III to this Prospectus. In the case of any such exchange of a Regulation D Note initially issued in certificated form for
(a) an interest in the Regulation S Global Note, such transfer must occur pursuant to Regulation S or Rule 144 (if available) or (b) an interest in the Restricted Global Note, such transfer must occur pursuant to Rule 144A.

    EXCHANGES BETWEEN THE REGULATION S GLOBAL NOTE AND THE RESTRICTED GLOBAL NOTE. Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Restricted Global Note only if such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A and the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a person who the transferor reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A and in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

    Beneficial interests in the Restricted Global Note may be transferred to a person who acquires the same in the form of a beneficial interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or CEDEL.

    Any beneficial interest in one of the Registered Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Registered Global Note will, upon transfer, cease to be an interest in such Registered Global Note and will become an interest in the other Registered Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Registered Global Note for so long as it remains such an interest.

    Transfers involving an exchange of a beneficial interest in the Regulation S Global Note for a beneficial interest in the Restricted Global Note or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Restricted Global Note or vice versa, as applicable.

TITLE

    The Company, the Trustee, any Paying Agent and any Conversion Agent may treat the registered owner (as reflected in the Security Register) of any Note as the absolute owner thereof (whether or not such Note shall be overdue) for the purpose of making payment and for all other purposes. (Section 2.2)

NOTICES

    Notice to Holders of the Notes will be given by mail to the addresses of such Holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of such mailing. (SectionSection 1.1 and 1.6)

    Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

REPLACEMENT OF NOTES

    Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Note before a replacement Note will be issued. (Section 3.6)

PAYMENT OF STAMP AND OTHER TAXES

    The Company will pay all stamp and other duties, if any, which may be imposed by the United States or the United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

DEPOSITORY PROCEDURES WITH RESPECT TO REGISTERED GLOBAL NOTES

    With respect to the Registered Global Notes, DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

    DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Registered Global Notes, DTC will credit the accounts of Participants designated by the Purchasers with portions of the principal amount of the Registered Global Notes and (ii) ownership of such interests in the Registered Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Registered Global Notes).

    Investors in the Restricted Global Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are Participants in such system. Investors in the Regulation S Global Note, which will be issued only after the expiration of the Restricted Period (but not earlier), may hold interests therein through Euroclear or CEDEL or organizations other than Euroclear and CEDEL that are Participants in the DTC system. Euroclear and CEDEL will hold interests in the Regulation S Global Note on behalf of their Participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of CEDEL. The depositaries, in turn, will hold such interests in the Regulation S Global Note in customers' securities accounts in the depositaries' names on the books of DTC. All interests in a Registered Global Note, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such system.

    The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Registered Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Registered Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

    EXCEPT AS DESCRIBED ABOVE UNDER "-- TRANSFER, EXCHANGE AND WITHDRAWAL," OWNERS OF INTERESTS IN THE REGISTERED GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

    DTC has advised the Company that its current practice, upon receipt of any payment in respect of interests in securities such as the Registered Global Notes (including principal and interest) held by it or its nominee, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Registered Global Notes as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Registered Global Notes for all purposes.

    Transfers of beneficial interests in the Restricted Global Note between Participants in DTC will be effected in accordance with DTC's procedures, and such beneficial interests will trade in DTC's Same-Day Funds Settlement System; and consequently, secondary market trading activity in such interests will settle in immediately available funds. Transfers of beneficial interests in the Regulation S Global Note between participants in Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures, whereas cross-market transfers of such interests (including, by DTC Participants other than Euroclear and CEDEL) will be subject to considerations described below.

    Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers with respect to the Registered Global Notes between the Participants in DTC, on the one hand, and Euroclear or CEDEL participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or CEDEL, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or CEDEL, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Registered Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and CEDEL participants may not deliver instructions directly to the depositories for Euroclear or CEDEL.

    Because of time zone differences, the securities account of a Euroclear or CEDEL participant purchasing an interest in a Registered Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or CEDEL participant, during the securities settlement processing day (which must be a business day for Euroclear and CEDEL) immediately following the settlement date of DTC. Cash received in Euroclear or CEDEL as a result of sales of interests in a Registered Global Note by or through a Euroclear or CEDEL participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or CEDEL cash account only as of the business day for Euroclear or CEDEL following DTC's settlement date.

    DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Registered Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Registered Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Registered Global Notes among Participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Registered Global Notes.

GOVERNING LAW

    The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York, United States of America. (Section 1.11)

THE TRUSTEE

    In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity. (SectionSection 6.1 and 6.3)

                              PLAN OF DISTRIBUTION

    The Notes were issued to the Selling Securityholders in connection with an underwritten private placement. The Notes may be sold from time to time by the Selling Securityholders. The Selling Securityholders may from time to time sell all or a portion of the Notes in transactions on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Notes may be sold directly or through broker-dealers. If shares of Common Stock are sold through broker-dealers, the Selling Securityholders may pay brokerage commissions and charges. The methods by which the Notes may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions.

    Pursuant to the provisions of the Registration Rights Agreement entered into by and between the Company and Goldman, Sachs & Co., the Company will pay the costs and expenses incident to its registration and qualification of the Notes offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act.

    The Selling Securityholders and any broker-dealer participating in the distribution of the Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit and any commissions paid or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of Notes against certain liabilities, including liabilities under the Securities Act.

    There can be no assurances that the Selling Securityholders will sell any or all of the Notes offered by them hereunder.

                                 LEGAL MATTERS

    The validity of the securities offered hereby will be passed upon by Vinson & Elkins L.L.P., Dallas, Texas.

                                    EXPERTS

    The consolidated financial statements of Cyrix Corporation appearing in Cyrix Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING SECURITYHOLDER OR UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Incorporation of Certain Information by
 Reference.....................................          2
Risk Factors...................................          3
Recent Developments............................          9
Selling Securityholders........................         10
Description of Notes...........................         12
Plan of Distribution...........................         26
Legal Matters..................................         26
Experts........................................         26

                                  $126,500,000

                               CYRIX CORPORATION

                     5 1/2% CONVERTIBLE SUBORDINATED NOTES
                                DUE JUNE 1, 2001

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                           , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses, all of which will be paid by the Registrant, in connection with the registration of Notes offered hereby, other than commissions, are as follows:

SEC Registration Fee...........................................  $43,620.69
Nasdaq National Market Filing Fee..............................   17,500.00
Printing and Engraving Expenses................................      *
Legal Fees and Expenses........................................      *
Accounting Fees and Expenses...................................      *
"Blue Sky" Fees and Expenses...................................      *
Transfer Agent and Registrar Fees..............................      --
Miscellaneous..................................................      *
                                                                 ----------
    Total......................................................      *
                                                                 ----------
                                                                 ----------

- ------------------------
* Estimate

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Company has included in its Restated Certificate of Incorporation, as amended, a provision that eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director except for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase or improper redemption of the Company's stock under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation, as amended, further provides that in the event the DGCL is amended to allow the further elimination or limitation of the liability of directors, then the liability of the Company's directors shall be eliminated or limited to the fullest extent permitted by the amended DGCL.

    Pursuant to Section 145 of the DGCL, the Company has included in its Bylaws, as amended, provisions that require the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL. The Company is required to indemnify any person who was or is (or is threatened to be made) a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise. The indemnity includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal action or proceeding, provided he had no reasonable cause to believe that his conduct was unlawful.

    In addition, the Company is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving in such role in another enterprise at the request of the Company. The indemnity includes expenses (including attorneys' fees) actually and reasonably incurred by him, provided the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company's best interests. However, no such person will be indemnified as to matters for which he is found to be liable to the Company unless, and only to the extent that, indemnification is ordered by a court.

    Pursuant to Section 145(g) of the DGCL, the Company's Bylaws, as amended, authorize the Company to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the Company cannot indemnify its directors and officers.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT
  NUMBER                                                        DESCRIPTION OF EXHIBITS
- -----------             --------------------------------------------------------------------------------------------------------
       1.1      --      Purchase Agreement dated May 22, 1996 between the Registrant and Goldman, Sachs & Co.
       3.1      --      Restated Certificate of Incorporation filed May 15, 1996.
       3.2      --      Bylaws of the Registrant, as adopted by the Board of Directors as of February 12, 1988, together with
                        Certificate of Amendment of Bylaws as adopted by the Board of Directors as of March 16, 1988 and
                        Certificate of Amendment of Bylaws adopted by the Board of Directors as of April 15, 1993 (filed as an exhibit to the Registrant's Registration Statement on Form S-1, File No. 33-63144, as amended, and incorporated herein by reference).
       3.3      --      Certificate of Amendment of Bylaws of the Registrant as adopted by the Board of Directors as of August
                        26, 1993 (filed as an exhibit to the Registrant's Registration Statement on Form S-1, File No. 33-63144,
                        as amended, and incorporated herein by reference).
       3.4      --      Certificate of Amendment of Bylaws of the Registrant as adopted by the Board of Directors as of March
                        10, 1994 (filed as an exhibit to the Registrant's Registration Statement on Form S-8, File No. 33-87604,
                        and incorporated herein by reference).
       3.5      --      Certificate of Amendment of Bylaws of the Registrant as adopted by the Board of Directors as of March
                        24, 1995.
       3.6      --      Certificate of Amendment of Bylaws of the Registrant as adopted by the Board of Directors as of January
                        26, 1996.
       4.1              Indenture, dated as of May 28, 1996 between the Registrant and Bank of Montreal Trust Company as
                        Trustee.
       4.2      --      Registration Rights Agreement, dated as of May 28, 1996 between the Registrant and Goldman, Sachs & Co.
       5.1      --      Opinion of Vinson & Elkins L.L.P.
      23.1      --      Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).
      23.2      --      Consent of Ernst & Young LLP, Independent Auditors.
      24.1      --      Powers of Attorney (set forth on signature page).
      25.1      --      Form T-1

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

(1)        (i)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (ii)       To include any prospectus required in Section 10(a) (3) of the Securities Act of
                      1933, as amended (the "Securities Act");

           (iii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the
                      Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective
                      Registration Statement;

           (iv)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Richardson, State of Texas, on August 21, 1996.

                                          CYRIX CORPORATION

                                          By:        /s/  GERALD D. ROGERS

                                             -----------------------------------
                                                      Gerald D. Rogers
                                                PRESIDENT AND CHIEF FINANCIAL
                                                         OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints GERALD D. ROGERS, JAMES W. SWENT, III AND TIMOTHY W. KINNEAR and each or any of them, his true and lawful attorneys-in-fact and agents (with full power to each of them to act alone), with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done (with full power to each of them to act alone), as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

            SIGNATURE                        TITLE                   DATE
- ---------------------------------  -------------------------  ------------------

                                   President, Chief
      /s/  GERALD D. ROGERS         Executive Officer and
- ---------------------------------   Director (Principal          August 21, 1996
        Gerald D. Rogers            Executive Officer)

    /s/  JAMES W. SWENT, III       Chief Financial Officer
- ---------------------------------   (Principal Financial         August 21, 1996
       James W. Swent, III          Officer)

     /s/  TIMOTHY W. KINNEAR       Vice President of Finance
- ---------------------------------   and Treasurer (Principal     August 21, 1996
       Timothy W. Kinnear           Accounting Officer)

       /s/  HARVEY B. CASH
- ---------------------------------  Chairman of the Board         August 21, 1996
         Harvey B. Cash

         /s/  L.J. SEVIN
- ---------------------------------  Director                      August 21, 1996
           L.J. Sevin

         /s/  JACK KEMP
- ---------------------------------  Director                      August 21, 1996
            Jack Kemp

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                                 DESCRIPTION OF EXHIBITS
- ---------             -------------------------------------------------------------------------------------------
     1.1          --  Purchase Agreement dated May 22, 1996 between the Registrant and Goldman, Sachs & Co.
     3.1          --  Restated Certificate of Incorporation filed May 15, 1996.
     3.2          --  Bylaws of the Registrant, as adopted by the Board of Directors as of February 12, 1988, together with Certificate of Amendment of Bylaws as adopted by the Board of Directors as of
                      March 16, 1988 and Certificate of Amendment of Bylaws adopted by the Board of Directors as of April 15, 1993 (filed as an exhibit to the Registrant's Registration Statement on Form
                      S-1, File No. 33-63144, as amended, and incorporated herein by reference).
     3.3          --  Certificate of Amendment of Bylaws of the Registrant as adopted by the Board of Directors as of August 26, 1993 (filed as an exhibit to the Registrant's Registration Statement on
                      Form S-1, File No. 33-63144, as amended, and incorporated herein by reference).
     3.4          --  Certificate of Amendment of Bylaws of the Registrant as adopted by the Board of Directors as of March 10, 1994 (filed as an exhibit to the Registrant's Registration Statement on
                      Form S-8, File No. 33-87604, and incorporated herein by reference).
     3.5          --  Certificate of Amendment of Bylaws of the Registrant as adopted by the Board of Directors as of March 24, 1995.
     3.6          --  Certificate of Amendment of Bylaws of the Registrant as adopted by the Board of Directors as of January 26, 1996.
     4.1          --  Indenture, dated as of May 28, 1996 between the Registrant and Bank of Montreal Trust
                      Company as Trustee.
     4.2          --  Registration Rights Agreement, dated as of May 28, 1996 between the Registrant and Goldman,
                      Sachs & Co.
     5.1          --  Opinion of Vinson & Elkins L.L.P.
    23.1          --  Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).
    23.2          --  Consent of Ernst & Young LLP, Independent Auditors.
    24.1          --  Powers of Attorney (set forth on signature page).
    25.1          --  Form T-1